Exhibit 10.18

100 California Street 12th Floor San Francisco, CA 94111 www.embarcadero.com Tel: 415-834-3131 Fax: 415-434-1721

October 18, 2006

Scott Schoonover

589 Rose Avenue

Pleasanton, CA 94566

Dear Scott:

We are pleased to offer you the position of Vice President, Worldwide Sales with Embarcadero Technologies. This letter will outline our employment offer to you. You will be reporting the Chief Executive Officer. You will be responsible for duties pertaining to the role of Vice President, Worldwide Sales. Since we are a small company, it is possible that you will be asked to assist in areas that are outside your primary area of responsibility.

We suggest you join Embarcadero Technologies on October 19, 2006. Your starting salary will be the annualized amount of $175,000.00, payable on a semi-monthly basis for this regular, full time position.

In addition, you will be eligible for variable compensation based on revenue and targeted at $150,000.00 annually.

You can expense up to $200.00 per month for your cell phone charges. You will need to submit the detailed call report with your expense account form. Embarcadero does not reimburse for cell phones or cell phone accessories.

You will be eligible for Embarcadero Technologies benefits as stated in our company manual. These benefits will begin on the first of the month following employment with Embarcadero Technologies, Inc. Our benefits include medical, dental, vision, employee assistance, life and disability insurance, flexible spending accounts, and a 401(k) Plan. In addition, you will be granted a total of 15 days of vacation per year.

Your employment is subject to the following conditions:

You will need to complete two Standard Confidentiality Agreements, which also contains our Alternative Dispute Resolution Policy.

The Alternative Dispute Resolution Policy provides that in the event of any dispute arising out of or relating to your employment relationship that it is not resolved by good faith negotiations between the parties, you and Embarcadero Technologies agree fully, finally and exclusively to arbitrate the dispute in binding arbitration. This arbitration provision shall not apply to any dispute relating to or arising out of the alleged misuse or misappropriation of Embarcadero Technologies’ trade secrets or proprietary information.

This offer is also subject to your submission of an I-9 form and satisfactory documentation respecting your identification and right to work in the United States no later than three (3) days after your employment begins.

Scott Schoonover

October 12, 2006

As with all Embarcadero Technologies employees, your employment is of an “at-will” nature. This means you may terminate your employment with Embarcadero Technologies at any time and for any reason whatsoever, simply by notifying the Company. Likewise, Embarcadero Technologies may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing, signed by the CEO of the Company.

Because technology is a highly competitive business, we need to know that you are free of conflicts of interest and abiding by agreements you may have made with your former employers. Therefore we advise you to consult with your personal attorney concerning this proposed employment, matters relating to your current employment and any agreements or other matters which might affect your proposed employment by the Company. You must be free of any contract, order, judgment or other matter that would prevent or diminish your ability to perform fully as of the proposed start date your proposed duties as Vice President, Worldwide Sales. You must agree that neither the Company nor anyone acting on its behalf induced or solicited you to breach any contract or other enforceable obligation in connection with your proposed employment with the Company. Lastly, you must verify that, upon your employment with the Company, you will have returned any confidential, proprietary or trade secret information belonging to any prior employer and will not use any such information in your employment with the Company.

This offer is subject to the verification of employment and references provided to Embarcadero Technologies by you. Discrepancies may be cause for immediate termination at any time during employment or withdrawal of the employment offer.

This written offer is valid through October 19, 2006, 5:00 P.S.T. If you agree with and accept the terms of this offer of employment, please sign below and return this letter to our office at 100 California Street, 12th Floor, San Francisco, CA 94111, or fax to Human Resources at (415) 536-0845.

All of us at Embarcadero Technologies look forward to your joining us and are confident that you will make a valuable contribution to our team. I am enthusiastic about your growing career with Embarcadero Technologies and look forward to working with you in your new capacity.

Sincerely,

Lorraine Gnecco

Vice President, Human Resources

ACCEPTED AND APPROVED:

/s/ Scott Schoonover	10/19/06
Scott Schoonover 589 Rose Avenue Pleasanton, CA 94566	Date